Exhibit 3.1

AMENDMENT TO THE RESTATED BY-LAWS OF LM FUNDING AMERICA, INC.

THIS AMENDMENT TO THE RESTATED BY-LAWS OF LM FUNDING AMERICA, INC. (this “Amendment”) is made effective as of November 9, 2022 (the “Effective Date”), and amends the Restated By-Laws, effective December 10, 2021 (the “Bylaws”), of LM Funding America, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to Article VIII of the Bylaws, the Bylaws may be amended, altered or repealed and new Bylaws may be adopted at any meeting of the Board of Directors (the “Board”) by the affirmative vote of the majority of the total number of directors then in office.

WHEREAS, the Board desires to amend the Bylaws in accordance with the terms and conditions set forth herein.

1.
Amendment to Article II, Section 6. Section 6 of Article II of the Bylaws is amended and restated in its entirety as follows:

“Section 6. Quorum. The holders of 33-1/3% of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, either (i) the person presiding over the meeting or (ii) the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a specified item of business requires a vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business.”

2.
Full Force and Effect. This Amendment shall become effective upon the approval of the Board. Except as expressly set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

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CERTIFICATE OF THE CHIEF EXECUTIVE OFFICER OF
LM FUNDING AMERICA, INC.

The undersigned certifies:

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1.
That the undersigned is the duly elected and acting Chief Executive Officer of LM Funding America, Inc., a Delaware corporation (the “Company”); and
2.
That the foregoing Amendment to the Restated By-Laws of the Company constitutes the entire amendment to the Restated By-Laws of the Company as duly adopted by unanimous written consent, effective as of November 9, 2022, of the Board of Directors of the Company.

IN WITNESS WHEREOF, I have hereunto set my hand as of November 9, 2022.

/s/ Bruce Rodgers

Bruce Rodgers, Chief Executive Officer

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